UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  December 29, 2013

Magnolia Solar Corporation
(Exact Name of Registrant as Specified in Charter)

Nevada	333-151633	39-2075693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

54 Cummings Park Suite 316 Woburn, MA	01801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 497-2900

(Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Between December 29, 2013 and December 31, 2013, Magnolia Solar Corporation (the “Company”) entered into amendment agreements with holders of $2,400,000 of original issue discount senior secured convertible notes (the “2009 Notes”) and warrants to purchase an aggregate of 2,400,000 shares of common stock of the Company at an exercise price of $0.25 per share (the “2009 Warrants”) previously issued in a private placement that was completed on December 31, 2009 (the “2009 Private Placement”) and subsequently amended on December 29, 2011 and December 31, 2012.

Pursuant to the terms of the agreements, (i) the 2009 Notes were amended to extend the maturity dates from December 31, 2013 to December 31, 2014, and (ii) the exercise price of the 2009 Warrants was reduced from $0.25 per share to $0.10 per share. Supplementally, the Company also agreed to extend the expiration date of the 2009 Warrants from December 31, 2014 to December 31, 2016.

In addition, the Company agreed to (i) reduce the exercise price of warrants to purchase an aggregate of 985,300 shares of common stock of the Company issued to former holders of the 2009 Notes and the placement agent and its affiliates in the 2009 Private Placement from $0.25 per share to $0.10 per share, and (ii) extend the expiration date of warrants to purchase an aggregate of 260,000 shares of common stock of the Company issued to former holders of the 2009 Notes from December 31, 2014 to December 31, 2016.

The Company expects to file copies of the foregoing agreements as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2013 and the foregoing is qualified in its entirety by the full text of the agreements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNOLIA SOLAR CORPORATION

Date: January 3, 2014	By:	Dr. Yash R. Puri
Name: Dr. Yash R. Puri
Title: Executive Vice-President and Chief Financial Officer

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